Exhibit 99.1

November 20, 2019

To our customers and partners,

I’d like to acknowledge and sincerely apologize for the impact recent PC CPU shipment delays are having on your business and to thank you for your continued partnership. I also want to update you on our actions and investments to improve supply-demand balance and support you with performance-leading Intel products. Despite our best efforts, we have not yet resolved this challenge.

In response to continued strong demand, we have invested record levels of Capex increasing our 14nm wafer capacity this year while also ramping 10nm production. In addition to expanding Intel’s own manufacturing capability, we are increasing our use of foundries to enable Intel’s differentiated manufacturing to produce more Intel CPU products.

The added capacity allowed us to increase our second-half PC CPU supply by double digits compared with the first half of this year. However, sustained market growth in 2019 has outpaced our efforts and exceeded third-party forecasts. Supply remains extremely tight in our PC business where we are operating with limited inventory buffers. This makes us less able to absorb the impact of any production variability, which we have experienced in the quarter. This has resulted in the shipment delays you are experiencing, which we appreciate is creating significant challenges for your business. Because the impact and revised shipment schedules vary, Intel representatives are reaching out with additional information and to answer your questions.

We will continue working tirelessly to provide you with Intel products to support your innovation and growth.

Sincerely,

/s/ Michelle Johnston Holthaus

Michelle Johnston Holthaus

Executive Vice President

General Manager, Sales, Marketing and Communications Group

Forward-Looking Statements: This letter includes forward-looking statements based on expectations as of November 20, 2019, which are subject to many risks and uncertainties that could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially are set forth in Intel’s Q3 2019 earnings release and our most recent reports on Forms 10-K and 10-Q, available at intc.com.